UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 7, 2010
ROCKWELL MEDICAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30142 Wixom Road,Wixom, Michigan	48393

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (248) 960-9009
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 7, 2010, Rockwell Medical Technologies, Inc. (the “Company”) entered into a Third Amendment to Lease (the “Amendment”) with DCT DFW LP (the “Landlord”), which amends the Industrial Lease Agreement dated March 30, 2000, as amended (the “Lease”), for the Company’s Grapevine, Texas facility.
The Amendment extends the term of the Lease through December 31, 2015, with a base rent as follows:

Period	Monthly Base Rent
09/01/2010 — 12/31/2010	$0.00

01/01/2011 — 08/31/2012	$13,417.16

09/01/2012 — 04/30/2014	$13,843.10

05/01/2014 — 12/31/2015	$14,269.05
During the term of the Lease (including from September 1, 2010 through December 31, 2010), in addition to the base rent listed above, the Company will also be required to pay certain expenses related to the leased premises. The Amendment also provides an option for the Company to extend the term of the Lease for an additional period of five years. If the Company exercises its option, the base rent during such extended term of the Lease will be established at the then prevailing market rental rate for leases of comparable space in comparable buildings in the vicinity of the leased premises, as agreed by the parties.
The Amendment also obligates the Landlord to perform certain specified construction and improvements to the leased premises. The Landlord is obligated to pay for these tenant improvements up to a maximum amount of approximately $64,500, and the Company is required to pay any remaining cost of such improvements.
The foregoing does not purport to be a complete description of the Amendment and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.35 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by this Item 2.03 is set forth in Item 1.01 above, which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
The following exhibit is furnished herewith:

Exhibit number	Exhibit Description
10.35	Third Amendment to Lease dated July 10, 2010, by and between Rockwell Medical Technologies, Inc. and DCT DFW LP

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL TECHNOLOGIES, INC.
Date: July 13, 2010	By:	/s/ Thomas E. Klema
Thomas E. Klema
Its: Chief Financial Officer

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